Exhibit 99.1

News Release

Weatherford to Sell to Rosneft
Russian and Venezuelan Land Rig Operations for $500 Million in Cash

ZUG, Switzerland, July 14, 2014 – Weatherford International plc (NYSE: WFT) entered into agreements with Rosneft for the sale of the Company’s land drilling and workover operations in Russia and Venezuela. The consideration is $500 million in cash. The Russian rig operations include 61 land drilling crews and a fleet of workover rigs, essentially pulling units while the Venezuela operations include 6 land drilling rigs. The rig staffing is approximately 7,800 in Russia and 375 in Venezuela and will be transferred to Rosneft at closing.

The agreement is another step in Weatherford’s previously announced plan to divest the Company’s non-core businesses. These rig operations generate roughly half of Weatherford’s total existing revenue in Russia and approximately one-third of Weatherford’s business in Venezuela. The remaining balance consists of Weatherford’s core product lines, which have in both markets consistently produced over time, good margins and strong capital attributes. The Company expects its core product line business in Russia to be developed further with joint commitments from Rosneft and Weatherford.

The sale is subject to customary closing conditions and regulatory approvals and is expected to close in the third quarter of 2014.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer of Weatherford stated: “After the recent divestment of our pipeline business, this sale is the second step in our efforts to divest our non-core businesses. There will be additional steps over the coming quarters. De-levering our balance sheet is a top priority. Although our Russian business will be half its present size, the operations will be much leaner, intensely focused on our core product lines, and therefore more profitable. We will dedicate ourselves to the long-term development of Russia’s reservoir base. Following this sale, our remaining 115 international land drilling rigs, the majority of which are in the Middle East, are being prepared as planned for issuance in the public market in 2015 as an independent international drilling contractor.”

Commenting on the signing, Rosneft President Igor Sechin said: “The deal fully complies with the adopted Rosneft strategy of the development of our in-house service business. The acquisition of Weatherford’s assets will allow us to secure, under the terms of maximum price transparency, the Company’s most important regions of operation with service and workover machinery. Moreover, the agreement forms part of the Company’s initiative for the development of competencies in the service sphere in cooperation with Weatherford. We are sure that our mutually beneficial cooperation will develop actively both in Russia and abroad.”

About Weatherford

Weatherford is one of the largest multinational oilfield service companies. Weatherford’s product and service portfolio spans the lifecycle of the well, and includes Well Construction, Formation Evaluation, Completion and Artificial Lift. The Company provides innovative solutions, technology and services to the oil and gas industry, and operates in over 100 countries.

About Rosneft

Rosneft is the leader of Russia’s petroleum industry and the world’s largest publicly traded petroleum company. Rosneft’s activities include hydrocarbon exploration and production, upstream offshore projects, hydrocarbon refining, and crude oil, gas and product marketing in Russia and abroad.

Weatherford Contacts

Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President - Investor Relations

Rosneft Contact

Information Division	+7.499.517.88.97

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Specifically, statements regarding the timing of closing of the transaction described herein assume that there will be no subsequent events or other adverse developments after the date of this press release that will affect closing. Forward-looking statements also are affected by the risk factors described in Weatherford’s Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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